Exhibit 99.1

Transcept Pharmaceuticals Resubmits Intermezzo® NDA to FDA

POINT RICHMOND, Calif., Sept. 27, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced that the company has resubmitted the New Drug Application for Intermezzo® (zolpidem tartrate sublingual tablet) to the U.S. Food and Drug Administration (FDA). The resubmission follows a meeting between Transcept and the FDA on September 14, 2011 to discuss issues raised by the FDA in the July 2011 Complete Response Letter.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use as needed when a middle of the night awakening is followed by difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com